Exhibit 5.1

July 20, 2016

Zedge, Inc.

22 Cortlandt Street (14th Floor)

New York, NY 10007

Re:	Zedge, Inc. —Registration Statement on Form S-8

Ladies and Gentlemen:

We are counsel to Zedge, Inc. (the “Company”), and as such we have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of 191,000 shares of the Company’s Class B common stock, par value $.01 (the “Class B Common Stock”) which are reserved for issuance pursuant to the Zedge, Inc. 2016 Stock Option and Incentive Plan (the “SOP”) and options to purchase 1,514,860 shares of Class B Common Stock currently outstanding under the Zedge Holdings, Inc. (prior name of the Company) 2008 Omnibus Stock Incentive Plan, as amended and restated on November 1, 2011 (the “2008 Plan”).

As counsel in connection with the Registration Statement, we have examined the SOP and the 2008 Plan and the proceedings taken by you in connection with the adoption of the SOP and 2008 Plan and such other documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the shares of Class B Common Stock to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the SOP and 2008 Plan will be validly issued, fully paid and nonassessable shares.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Schwell Wimpfheimer and Associates LLP
Schwell Wimpfheimer and Associates LLP